RESIGNATION

TO: GALA GLOBAL INC.

AND TO: THE BOARD OF DIRECTORS THEREOF

I, Paul Frank, hereby tender my resignation as A Director of GALA GLOBAL, Inc. effective upon acceptance.

DATED at this 24th Day of April, 2015.

Paul Frank

/s/ Paul Frank

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